CITY NATIONAL ROCHDALE FUNDS

AMENDMENT TO THE
AGREEMENT AND DECLARATION OF TRUST

The undersigned, being a majority of the Trustees of the CNI Charter Funds, an open-end investment management company established under Delaware law as a Delaware statutory trust under an Agreement and Declaration of Trust dated October 25, 1996, as amended (the “Declaration of Trust”), and being authorized by Article VIII, Section 4 of the Declaration of Trust to effect this amendment, do herby amend, effective as of September 10, 2013, the Declaration of Trust as follows:

The name of the Trust is hereby amended to be CITY NATIONAL ROCHDALE FUNDS.

ARTICLE I, SECTION 1. is amended as follows:

SECTION 1.  NAME.  This Trust shall be known as CITY NATIONAL ROCHDALE FUNDS, and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.

ARTICLE VIII, SECTION 9. is amended as follows:

SECTION 9.  USE OF THE IDENTIFYING WORDS "CITY NATIONAL ROCHDALE FUNDS" AND "CITY NATIONAL BANK".  The identifying words "City National Rochdale Funds," "City National Asset Management, Inc.," and "City National Rochdale" and all rights to the use of such identifying words belong to City National Asset Management, Inc. and City National Rochdale, the Investment Managers of the Trust. City National Asset Management, Inc. and City National Rochdale have licensed the Trust to use the identifying words "City National Rochdale Funds" in the Trust's name and to use the identifying words "City National Rochdale" in the name of any series of the Trust.  In the event that City National Asset Management, Inc. and City National Rochdale or an affiliate of City National Asset Management, Inc. and City National Rochdale is not appointed or ceases to be the Investment Manager of the Trust, the non-exclusive license may be revoked by City National Asset Management, Inc. and City National Rochdale, and the Trust and any series thereof shall respectively cease using the identifying words " City National Rochdale Funds,” “City National Asset Management, Inc.,” and “City National Rochdale" unless otherwise consented to by City National Asset Management, Inc. and City National Rochdale or any successor to City National Asset Management, Inc. and City National Rochdale's interest.

This Amendment may be executed in a number of counterparts, all of which shall be deemed one and the same instrument.

IN WITNESS WHEREOF, the undersigned being all of the Trustees of the Trust have executed this Amendment as of the 15th day of August, 2013.

/s/Irwin G. Barnet	/s/William R. Sweet
Irwin G. Barnet Trustee	William R. Sweet Trustee

/s/Vernon C. Kozlen	/s/James Wolford
Vernon C. Kozlen Trustee	James Wolford Trustee

/s/Daniel A. Hanwacker	/s/Jay C. Nadel
Daniel A. Hanwacker Trustee	Jay C. Nadel Trustee

/s/Andrew S. Clare	/s/Jon C. Hunt
Andrew S. Clare Trustee	Jon C. Hunt Trustee